Exhibit 99.1

For Release	Immediate

Contacts	(News Media) Tony Zehnder, Corporate Communications 312.396.7086
(Investors) Scott Galovic, Investor Relations 317.817.3228

Conseco reports fourth consecutive profitable quarter and
year-end 2009 results

Carmel, Ind. February 25, 2010 – Conseco, Inc. (NYSE: CNO) today announced results for the fourth quarter and year-end 2009.  “We are pleased to report that Conseco delivered its fourth consecutive profitable quarter,” CEO Jim Prieur said.  “Overall sales were up by 18 percent over the fourth quarter of 2008, led by a strong performance by our Bankers Life business. Our business model continues to perform well, and we are well positioned to serve the rapidly growing middle income and retirement markets,” Prieur said.

“Results for the quarter were impacted significantly by charges related to accruals for regulatory and legal settlements, as well as charges related to the extinguishment of debt.  The impact of these charges on net income per share was approximately 8 cents for the quarter,” Prieur said.

“During the quarter we also successfully completed our recapitalization with the issuance of common stock, adding $296 million of equity,” CFO Ed Bonach said.  “In addition, we paid down $223 million of debt, further strengthening our financial foundation and positioning us for continued growth.”

During 2009, significant improvements were made to the actuarial reporting internal control environment in our Conseco Insurance Group segment.  Although controls have been enhanced, not all of the improved controls have operated for a period of time necessary to demonstrate their effectiveness at December 31, 2009.  The issues that resulted in our continued material control weakness have been identified and relate to less than 12% (or $230 million) of our specified disease policy reserves.  Given our enhanced controls and remediation efforts, we believe total policy reserves are reasonably stated.

Fourth Quarter 2009 Results
•
Net income of $18.2 million, compared to a net loss of $453.3 million in 4Q08 (including $13.8 million of net realized investment losses, valuation allowance for deferred tax assets and loss on extinguishment or modification of debt, in 4Q09 vs. $486.7 million of net realized investment losses, valuation allowance for deferred tax assets, losses related to discontinued operations, net of gain on extinguishment of debt in 4Q08)

•
Net income per diluted share of 9 cents, compared to a net loss of $2.45 in 4Q08 (including 6 cents of net realized investment losses, valuation allowance for deferred tax assets and loss on extinguishment or modification of debt, in 4Q09 vs. $2.63 of net realized investment losses, valuation allowance for deferred tax assets, losses related to discontinued operations, net of gain on extinguishment of debt in 4Q08)

•	$71.0 million of income before net realized investment losses, corporate interest and taxes (“EBIT”) (1), down 9%, compared to $78.1 million in 4Q08
•	Net operating income (2) of $32.0 million, down 4%, compared to $33.4 million in 4Q08
•	Net operating income per diluted share: 15 cents, down 17%, compared to 18 cents in 4Q08
•	Total New Annualized Premium (“NAP”) excluding Private-Fee-For-Service (“PFFS”) (3): $118.9 million, up 18% from 4Q08
•	Bankers NAP excluding PFFS (3): $91.7 million, up 28% from 4Q08
•	Conseco Insurance Group NAP (3): $18.8 million, up 4% from 4Q08
•	Colonial Penn NAP (3): $8.4 million, down 22% from 4Q08
•	The combined risk-based capital ratio of our insurance subsidiaries (a measure of their financial strength) rose 57 percentage points to 309% in 4Q09.
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Conseco (2)
February 25, 2010

Full Year 2009 Results
•
Net income of $85.7 million, compared to a net loss of $1,132.3 million in 2008 (including $78.9 million of net realized investment losses, valuation allowance for deferred tax assets and loss on extinguishment or modification of debt in 2009 vs. $1,269.3 million of net realized investment losses, valuation allowance for deferred tax assets, losses related to discontinued operations, net of gain on extinguishment of debt in 2008)

•
Net income per diluted share of 45 cents, compared to a net loss per diluted share of $6.13 in 2008 (including 41 cents of net realized investment losses, valuation allowance for deferred tax assets and loss on extinguishment or modification of debt in 2009 vs. $6.87 of net realized investment losses, valuation allowance for deferred tax assets, losses related to discontinued operations, net of gain on extinguishment of debt in 2008)

•	$337.0 million of EBIT (1), up 16%, compared to $291.3 million in 2008
•	Net operating income (2) of $164.6 million, up 20%, compared to $137.0 million in 2008
•	Net operating income per diluted share: 86 cents, up 16%, compared to 74 cents in 2008
•	Total NAP excluding PFFS (3): $391.6 million, up 6% from 2008
•	Bankers NAP excluding PFFS (3): $277.7 million, up 12% from 2008
•	Conseco Insurance Group NAP (3): $72.0 million, up .4% from 2008
•	Colonial Penn NAP excluding PFFS (3): $41.9 million, down 16% from 2008
•
PFFS NAP:  $41.3 million in 2009 compared to $62.8 million in 2008 reflecting the transition to a new marketing agreement with Humana Inc. pursuant to which we will no longer be assuming PFFS business effective January 1, 2010

Financial Strength at December 31, 2009
•
Book value per common share, excluding accumulated other comprehensive income (loss) (4), was $15.14, compared to $18.41 at December 31, 2008, reflecting the increased number of shares outstanding following the completion of common stock issuances in the fourth quarter of 2009

•	Debt-to-total capital ratio, excluding accumulated other comprehensive income (loss) (4), was 21.5%, compared to 27.8% at December 31, 2008

Conseco’s financial statements show compliance, as of December 31, 2009, with all covenants in its amended credit agreement including those related to combined insurance subsidiary capital, the combined risk-based capital ratio of its insurance subsidiaries, the Company’s debt to capital ratio and the Company’s interest coverage ratio.  The combined risk-based capital ratio increased by 57 percentage points during the fourth quarter to 309 percent at December 31, 2009.  The increase reflects:  (i) a 10 percentage point increase due to fourth quarter statutory income; (ii) a 9 percentage point increase due to the completion of a reinsurance transaction with Wilton Reassurance Company (“Wilton Re”); (iii) a 35 percentage point increase due to changes in the risk based capital charge for residential mortgage backed securities adopted by the National Association of Insurance Commissioners during the fourth quarter; and (iv) a 6 percentage point increase related to a capital contribution of approximately $30 million from the non-life parent to an insurance subsidiary.

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Conseco (3)
February 25, 2010

Operating Results
Operating results by segment for the quarter were as follows ($ in millions, except per share data):
	Three months ended
	December 31,
	2009	2008
EBIT (1):
Bankers Life	$84.6	$40.0
Colonial Penn	5.9	6.7
Conseco Insurance Group	(6.7)	31.5
Corporate Operations, excluding corporate interest expense	(12.8)	(.1)
EBIT	71.0	78.1
Corporate interest expense	(23.1)	(17.5)
Income before gain (loss) on extinguishment or modification of debt, net realized investment losses, taxes and discontinued operations	47.9	60.6
Tax expense on operating income	15.9	27.2
Net operating income (2)	32.0	33.4
Gain (loss) on extinguishment or modification of debt, net of income taxes	(8.3)	13.8
Net realized investment losses (excluding the increase in unrealized losses on those investments transferred to an independent trust and net of related amortization and taxes and the establishment of a valuation allowance for deferred tax assets related to such losses) (5)	(2.5)	(88.0)

Net income (loss) before valuation allowance for deferred tax assets and discontinued operations	21.2	(40.8)

Valuation allowance for deferred tax assets (excluding the establishment of a valuation allowance for realized investment losses and discontinued operations)	(3.0)	(45.0)
Discontinued operations	-	(367.5)
Net income (loss) applicable to common stock	$18.2	$(453.3)
Per diluted share:
Net operating income	$.15	$.18
Gain (loss) on extinguishment or modification of debt, net of income taxes	(.04)	.08
Net realized investment losses, net of related amortization and taxes	(.01)	(.48)
Increase in valuation allowance for deferred tax assets	(.01)	(.24)
Discontinued operations	-	(1.99)
Net income (loss)	$.09	$(2.45)

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Conseco (4)
February 25, 2010

Segment Results
In our Bankers Life segment, pre-tax operating earnings were $84.6 million in the fourth quarter of 2009, up 112%, compared to $40.0 million in the fourth quarter of 2008.  Results for the fourth quarter of 2009 compared to the same period in 2008 reflect:
•
an increase in earnings of approximately $24 million from the PDP/PFFS business assumed through our quota-share agreements with Coventry (the last of which expired on January 1, 2010), primarily due to low margins in the fourth quarter of 2008 and favorable reserve developments in the fourth quarter of 2009;

•
an increase in earnings of approximately $7 million from the long-term care block, which primarily resulted from the favorable development of prior period reserves and policy owner actions following recent rate increase actions;

•
an increase in earnings of approximately $5 million from Medicare supplement products resulting from favorable claims experience and lower amortization of insurance intangibles due to improved policy persistency; and

•	an increase in earnings of approximately $10 million from our life products resulting from a $6 million out-of-period correction and the growth of the block.

In our Colonial Penn segment, the pre-tax operating earnings were $5.9 million in the fourth quarter of 2009, down 12%, compared to $6.7 million in the fourth quarter of 2008.  Results for the fourth quarter of 2009 were primarily affected by lower investment income due to lower yields.

In our Conseco Insurance Group segment, pre-tax operating loss was $6.7 million in the fourth quarter of 2009, compared to earnings of $31.5 million in the fourth quarter of 2008.  Results for the fourth quarter of 2009 compared to the same period in 2008 reflect:
•	decreased earnings from our specified disease block due to a $12 million reserve reduction correction in the fourth quarter of 2008 discovered through material control weakness remediation procedures;
•	decreased earnings resulting from a $12 million increase to the accrual for regulatory and legal settlements in the fourth quarter of 2009; and
•	decreased earnings of approximately $11 million resulting from lower investment income due to declines in earned yield and lower invested assets due to reinsurance transactions.

The Corporate Operations segment includes our investment advisory subsidiary and corporate expenses.  Results for the fourth quarter of 2009 reflect increased expenses including a $4 million increase to the accrual for regulatory and legal settlements and $2 million of expenses related to increased corporate insurance expense.

As described above, results for the fourth quarter of 2009 included an increase to the accrual for regulatory and legal settlements in our Conseco Insurance Group and Corporate Operations segments of $16 million.  This increase included the financial impacts of reaching settlement in principle in 2 significant proceedings:  (i) the proceeding involving approximately 700 policyholders who opted out of the previously settled R-factor class action; and (ii) the proceeding involving a multi-state market conduct examination by insurance regulators involving 15,000 policyholders of Lifetrend life insurance products.

Corporate interest expense reflects the higher interest rate paid on debt following the amendment to our credit facility in the first quarter of 2009.

The results for the fourth quarter of 2009 included the recognition of $8.3 million extinguishment loss, net of income taxes, primarily related to the tender of $176.5 million aggregate principal amount of the 3.5% convertible senior debentures.  The results for the fourth quarter of 2008 included the recognition of a $13.8 million extinguishment gain, net of income taxes, related to the repurchase of $37.0 million aggregate principal amount of the 3.5% convertible senior debentures.

The results for the fourth quarter of 2009 also reflect a net increase to the deferred tax valuation allowance of $3.0 million consisting of the previously disclosed increase of $18 million that we established upon the completion of a reinsurance transaction with Wilton Re, net of a $15 million reduction based on the higher income earned in recent periods compared to amounts expected in our deferred tax valuation model.

The results from the fourth quarter of 2008 included a $367.5 million loss from discontinued operations related to the agreement to transfer the stock of Senior Health Insurance Company to an independent trust which was completed in the fourth quarter of 2008.

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Conseco (5)
February 25, 2010

Investments Results
Conseco recognized total other-than-temporary impairment losses of $60.8 million in the fourth quarter of 2009, of which $31.1 million was recorded in earnings and $29.7 million in accumulated other comprehensive loss in accordance with a new accounting pronouncement, which we adopted effective January 1, 2009.

Net realized investment losses in the fourth quarter of 2009 were $2.5 million (net of related amortization and taxes and including a $8.9 million decrease to the valuation allowance for deferred tax assets related to such losses based on our year-end assessment of our ability to utilize such losses to reduce future taxable income).  Such net realized investment losses include the aforementioned other-than-temporary impairment losses of $31.1 million.  Net realized investment losses in the fourth quarter of 2008 of $88.0 million (net of related amortization, taxes and the establishment of a valuation allowance for deferred tax assets related to such losses) included $44.9 million of writedowns for securities we determined were subject to other-than-temporary declines in market values.

Sales Results
At Bankers Life (career distribution), total NAP in 4Q09 was $92.8 million, up 28% from 4Q08 (NAP, excluding PFFS, was $91.7 million, up 28 percent from 4Q08).

Bankers Life also markets and distributes Medicare Part D prescription drug plans through a distribution and reinsurance arrangement with Coventry Health Care and Medicare Advantage plans primarily through a distribution arrangement with Humana Inc.  Effective January 1, 2010, the Company will no longer be assuming the underwriting risk related to PFFS business.

At Colonial Penn (direct distribution), total NAP was $8.4 million, down 22% from 4Q08.

At Conseco Insurance Group (independent distribution), total NAP was $18.8 million, up 4% from 4Q08 as sales continue to be repositioned to more profitable products.

Accounting Matters
Effective January 1, 2009, we adopted authoritative guidance relating to convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement).  This guidance was required to be retrospectively applied to all periods presented.  The impact on the fourth quarter of 2008 was to reduce previously reported earnings by $1.5 million, net of income taxes.

Conference Call
The Company will host a conference call to discuss results on February 26, 2010 at 10:00 a.m. Eastern Standard Time.  The webcast can be accessed through the Investors section of the company’s website as follows: http://investor.conseco.com.  Listeners should go to the website at least 15 minutes before the event to register and download any necessary audio software.  During the call, we will be referring to a presentation that will be available this morning through the investors section of the company’s website.

About Conseco
Conseco, Inc.’s insurance companies help protect working American families /and seniors from financial adversity: Medicare supplement, long-term care, cancer, critical illness and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures.  For more information, visit Conseco’s web site at www.conseco.com.

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Conseco (6)
February 25, 2010
____________________________________________

(1)
Management believes that an analysis of earnings or loss before net realized investment gains (losses), discontinued operations, corporate interest, gain (loss) on extinguishment or modification of debt and taxes (“EBIT,” a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because it excludes: (i) corporate interest expense; (ii) gain (loss) on extinguishment or modification of debt; and (iii) net realized investment gains (losses) that are unrelated to the company’s underlying fundamentals.  In addition, 4Q08 earnings exclude the discontinued operations resulting from the transfer of Senior Health Insurance Company of Pennsylvania (the “Transfer”) to an independent trust.  A reconciliation of EBIT to Net Income applicable to common stock is provided in the tables on pages 3 and 10.

(2)
Management believes that an analysis of Net income (loss) applicable to common stock before:  (i) gain (loss) on extinguishment or modification of debt, net of income taxes; (ii) net realized investment gains or losses, net of related amortization and income taxes; and (iii) discontinued operations (“Net Operating Income,” a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry.  Management uses this measure to evaluate performance because gains (losses) on extinguishment of debt, realized investment gains or losses and discontinued operations can be affected by events that are unrelated to the company’s underlying fundamentals.  A reconciliation of Net Operating Income to Net Income applicable to common stock is provided in the tables on pages 3 and 10.  Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the “Investor – SEC Filings” section of Conseco’s website, www.conseco.com.

(3)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums, PDP sales equal $210 per enrolled policy ($200 in 2008), PFFS sales equal $2,320 per enrolled policy ($2,250 in 2008).

(4)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure.  Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.  The corresponding GAAP measures for debt-to-total capital and book value per common share were 22.7% and $14.09, respectively, at December 31, 2009, and 44.6% and $8.82, respectively, at December 31, 2008.

(5)
The $2.5 million net realized investment loss in the fourth quarter of 2009 reflects a release of the deferred tax valuation allowance of $8.9 million as it is more likely than not that tax benefits related to investment losses previously recognized in 2009 will be utilized to offset future taxable income.

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Conseco (7)
February 25, 2010

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for Conseco’s products and trends in Conseco’s operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995.  Forward-looking statements typically are identified by the use of terms such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “project,” “intend,” “may,” “will,” “would,” “contemplate,” “possible,” “attempt,” “seek,” “should,” “could,” “goal,” “target,” “on track,” “comfortable with,” “optimistic” and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ‘‘forward-looking’’ information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (ii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (iv) our ability to obtain adequate and timely rate increases on our supplemental health products, including our long-term care business; (v) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (vi) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (vii) changes in our assumptions related to the cost of policies produced or the value of policies in force at the effective date; (viii) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on its value; (ix) our assumption that the positions we take on our tax return filings, including our position that our 7.0% convertible senior debentures due 2016 will not be treated as stock for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and will not trigger an ownership change, will not be successfully challenged by the Internal Revenue Service; (x) changes in accounting principles and the interpretation thereof; (xi) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xii) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xiii) our ability to identify products and markets in which we can  compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xiv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (xv) our ability to complete the remediation of  the material weakness in internal controls over our actuarial reporting process and to maintain effective controls over financial reporting; (xvi) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xvii) our ability to achieve eventual upgrades of the  financial strength ratings of Conseco and our insurance company subsidiaries as well as the impact of rating downgrades on our business and our ability to access capital; (xviii) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xix) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; and (xx) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products.  Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.  Our forward-looking statements speak only as of the date made.  We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

- Tables Follow -

Conseco (8)
February 25, 2010

CONSECO, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)

	2009	2008
ASSETS
Investments:
Actively managed fixed maturities at fair value (amortized cost: 2009 - $18,998.0; 2008 - $18,276.3)	$18,528.4	$15,277.0
Equity securities at fair value (cost: 2009 - $30.7; 2008 - $31.0)	31.0	32.4
Mortgage loans	1,965.5	2,159.4
Policy loans	295.2	363.5
Trading securities	293.3	326.5
Securities lending collateral	180.0	393.7
Other invested assets	236.8	95.0

Total investments	21,530.2	18,647.5

Cash and cash equivalents - unrestricted	523.4	894.5
Cash and cash equivalents - restricted	3.4	4.8
Accrued investment income	309.0	298.7
Value of policies inforce at the Effective Date	1,175.9	1,477.8
Cost of policies produced	1,790.9	1,812.6
Reinsurance receivables	3,559.0	3,284.8
Income tax assets, net	1,124.0	2,047.7
Assets held in separate accounts	17.3	18.2
Other assets	310.7	276.7

Total assets	$30,343.8	$28,763.3

LIABILITIES AND SHAREHOLDERS’EQUITY
Liabilities:
Liabilities for insurance products:
Interest-sensitive products	$13,219.2	$13,332.8
Traditional products	10,063.5	9,828.7
Claims payable and other policyholder funds	994.0	1,008.4
Liabilities related to separate accounts	17.3	18.2
Other liabilities	610.4	457.4
Investment borrowings	683.9	767.5
Securities lending payable	185.7	408.8
Notes payable – direct corporate obligations	1,037.4	1,311.5

Total liabilities	26,811.4	27,133.3

Commitments and Contingencies

Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: 2009 – 250,786,216; 2008 – 184,753,758)	2.5	1.9
Additional paid-in capital	4,408.8	4,104.0
Accumulated other comprehensive loss	(264.3)	(1,770.7)
Accumulated deficit	(614.6)	(705.2)

Total shareholders' equity	3,532.4	1,630.0
Total liabilities and shareholders' equity	$30,343.8	$28,763.3

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Conseco (9)
February 25, 2010

CONSECO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Insurance policy income	$747.5	$816.7	$3,093.6	$3,253.6
Net investment income (loss):
General account assets	308.9	319.8	1,232.3	1,254.5
Policyholder and reinsurer accounts and other special- purpose portfolios	12.9	(3.8)	60.4	(75.7)
Realized investment gains (losses):
Net realized investment gains (losses), excluding impairment losses	14.1	(48.1)	134.9	(100.1)
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(60.8)	(44.9)	(385.0)	(162.3)
Other-than-temporary impairment losses recognized in other comprehensive loss	29.7	-	189.6	-
Net impairment losses recognized	(31.1)	(44.9)	(195.4)	(162.3)
Total realized gains (losses)	(17.0)	(93.0)	(60.5)	(262.4)
Fee revenue and other income	5.4	5.9	15.6	19.7

Total revenues	1,057.7	1,045.6	4,341.4	4,189.7

Benefits and expenses:
Insurance policy benefits	749.4	831.9	3,066.7	3,212.5
Interest expense	30.1	26.0	117.9	106.5
Amortization	96.8	79.0	432.7	367.9
(Gain) loss on extinguishment or modification of debt	12.7	(21.2)	22.2	(21.2)
Other operating costs and expenses	151.0	136.1	528.3	520.3

Total benefits and expenses	1,040.0	1,051.8	4,167.8	4,186.0

Income (loss) before income taxes and discontinued operations	17.7	(6.2)	173.6	3.7

Income tax expense:

Tax expense on period income	5.4	3.7	60.1	9.4
Valuation allowance for deferred tax assets	(5.9)	75.9	27.8	403.9

Income (loss) before discontinued operations	18.2	(85.8)	85.7	(409.6)

Discontinued operations, net of income taxes	-	(367.5)	-	(722.7)

Net income (loss)	$18.2	$(453.3)	$85.7	$(1,132.3)

Earnings (loss) per common share:
Basic:
Weighted average shares outstanding	199,001	184,752	188,365	184,704

Income (loss) before discontinued operations	$.09	$(.46)	$.45	$(2.22)
Discontinued operations	-	(1.99)	-	(3.91)
Net income (loss)	$.09	$(2.45)	$.45	$(6.13)

Diluted:
Weighted average shares outstanding	217,528	184,752	193,340	184,704

Income (loss) before discontinued operations	$.09	$(.46)	$.45	$(2.22)
Discontinued operations	-	(1.99)	-	(3.91)
Net income (loss)	$.09	$(2.45)	$.45	$(6.13)

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Conseco (10)
February 25, 2010

Operating Results
Results by segment for the year ended were as follows ($ in millions, except per share data):

	Year ended
	December 31,
	2009	2008
EBIT (1):
Bankers Life	$278.0	$171.5
Colonial Penn	29.4	25.2
Conseco Insurance Group	67.3	121.3
Corporate Operations, excluding corporate interest expense	(37.7)	(26.7)
EBIT	337.0	291.3
Corporate interest expense	(84.7)	(67.9)
Income before gain (loss) on extinguishment or modification of debt, net realized investment losses, taxes and discontinued operations	252.3	223.4
Tax expense on operating income	87.7	86.4
Net operating income (2)	164.6	137.0

Gain (loss) on extinguishment or modification of debt, net of income taxes	(14.4)	13.8
Net realized investment losses (excluding the increase in unrealized losses on those investments transferred to an independent trust and net of related amortization and taxes and the establishment of a valuation allowance for deferred tax assets related to such losses)	(41.5)	(217.4)

Net income (loss) before valuation allowance for deferred tax assets and discontinued operations	108.7	(66.6)

Valuation allowance for deferred tax assets (excluding the establishment of a valuation allowance for realized investment losses and discontinued operations)	(23.0)	(343.0)
Discontinued operations	-	(722.7)
Net income (loss) applicable to common stock	$85.7	$(1,132.3)
Per diluted share:
Net operating income	$.86	$.74
Gain (loss) on extinguishment or modification of debt, net of income taxes	(.08)	.08
Net realized investment losses, net of related amortization and taxes	(.21)	(1.18)
Increase in valuation allowance for deferred tax assets	(.12)	(1.86)
Discontinued operations	-	(3.91)
Net income (loss)	$.45	$(6.13)

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Conseco (11)
February 25, 2010
CONSECO, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
(Dollars in millions)
	Three months ended
	December 31,
	2009	2008
Bankers Life segment:
Annuity	$198.2	$411.2
Supplemental health	425.2	502.0
Life	61.4	55.7
Total collected premiums	$684.8	$968.9
Colonial Penn segment:
Life	$48.9	$43.8
Supplemental health	1.7	2.1
Total collected premiums	$50.6	$45.9
Conseco Insurance Group segment:
Annuity	$11.4	$23.7
Supplemental health	152.0	158.6
Life	53.2	63.2
Total collected premiums	$216.6	$245.5

BENEFIT RATIOS ON MAJOR SUPPLEMENTAL HEALTH LINES OF BUSINESS

	Three months ended
	December 31,
	2009	2008
Bankers Life segment:
Medicare Supplement:
Earned premium	$166 million	$160 million
Benefit ratio(a)	71.7%	74.7%
PDP and PFFS:
Earned premium	$95 million	$154 million
Benefit ratio(a)	80.9%	100.8%
Long-Term Care:
Earned premium	$152 million	$156 million
Benefit ratio(a)	104.3%	102.2%
Interest-adjusted benefit ratio (a non-GAAP measure)(b)	66.4%	67.4%
Conseco Insurance Group (CIG) segment:
Medicare Supplement:
Earned premium	$44 million	$49 million
Benefit ratio(a)	66.3%	62.8%
Specified Disease:
Earned premium	$98 million	$94 million
Benefit ratio(a)	82.0%	63.8%
Interest-adjusted benefit ratio (a non-GAAP measure)(b)	49.1%	30.1%
Long-Term Care:
Earned premium	$8 million	$9 million
Benefit ratio(a)	199.4%	216.9%
Interest-adjusted benefit ratio (a non-GAAP measure)(b)	122.1%	137.4%
____________________________________________________________________________________
(a)	The benefit ratio is calculated by dividing the related product’s insurance policy benefits by insurance policy income.
(b)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product’s insurance policy benefits less interest income on the accumulated assets backing the insurance liabilities by insurance policy income.  Interest income is an important factor in measuring the performance of longer duration health products.  The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases).  Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by interest income earned on the accumulated assets.  The interest-adjusted benefit ratio reflects the interest income offset.  Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance.  Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the “Investor – SEC Filings” section of Conseco’s website, www.conseco.com.

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